Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-145973 on Form F-3 of our report dated May 28, 2010, relating to the financial statements of Red de Carreteras de Occidente, S.A.P.I.B. de C.V. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding (1) the fact that Mexican Financial Reporting Standards vary from accounting principles generally accepted in the United States of America, the nature and effect of which are presented in Note 18, and (2) that our audits also comprehended the translation of Mexican peso amounts into U.S. dollar amounts in conformity with the basis stated in Note 2 to such financial statements), appearing in this Annual Report on Form 20-F of Empresas ICA, S.A.B. de C.V. and subsidiaries for the year ended December 31, 2009.
Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
C.P.C. Sergio Vargas Vargas
Mexico City, Mexico
June 21, 2010